Exhibit 99.1

Sutor Technology Group Limited Receives NASDAQ Non-Compliance Letter Due To Delay In Filing Annual Report on Form 10-K

CHANGSHU, China, Oct. 20, 2014 /PRNewswire-FirstCall/ -- Sutor Technology Group Limited (the "Company" or "Sutor") (SUTR), a leading provider of fine finished steel products and services used by steel fabricators and other applications in a variety of industries, today announced that it received a letter from the Listing Qualifications Department of The NASDAQ Stock Market, on October 16, 2014 (the "Letter"), informing the Company that it no longer complies with the Nasdaq requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of periodic reports. The non-compliance cited in the letter was the result of the Company's failure to timely file its Annual Report on Form 10-K for the fiscal year ended on June 30, 2014 (the "10-K").

The Letter states in part that the Nasdaq Staff has afforded the Company the opportunity to submit a plan prior to December 15, 2014 that addresses the details of the Company's plan to regain compliance with the Nasdaq Listing Rules. The Nasdaq Listing Rules provide that the Staff can grant the Company an exception of up to 180 calendar days from the filing's due date, or until April 13, 2015 to regain compliance if Nasdaq accepts the Company's plan of compliance.

The Letter advises that in determining whether to accept the Company's plan, the Nasdaq Staff will consider such things as the likelihood that the 10-K, along with any subsequent periodic filing that will be due, can be made within the 180 day period, the Company's past compliance history, the reasons for the late filing of the 10-K, other corporate events that may occur within the review period, the Company's overall financial condition, and the Company's public disclosures.

The Company plans to present its plan of compliance to Nasdaq as soon as practicable. However, there is no assurance that the compliance plan will be accepted by the Nasdaq Staff. If the Company's plan of compliance is not accepted, the Company would have the opportunity to appeal that decision to a Hearings Panel.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributors of high-end fine finished steel products used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements in nature within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, and other risks mentioned in our other reports filed with the Securities and Exchange Commission ("SEC"). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Investor Relations

Sutor Technology Group Limited

Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com